Exhibit 10.1

8% PER ANNUM, $62,500 CONVERTIBLE NOTE

FOR VALUE RECEIVED, PositiveID Corp, a Delaware corporation (the “Maker” of this Security) with at least 250,000,000 common shares issued and outstanding, issues this Security and promises to pay to Regal Consulting, a limited liability company organized under the laws of the state of Delaware, or its Assignees (the “Holder”) the Principal Sum along with the Interest Rate (8% per year, simple interest) and any other fees according to the terms herein. This Note will become effective upon execution by both parties (the “Effective Date”).

The Principal Sum is $62,500 (sixty two thousand five hundred) plus accrued and unpaid interest and any other fees. The Consideration is $62,500 (sixty two thousand five hundred). The Consultant shall be owed $62,500 of Consideration upon closing of this Note. The note shall bear simple interest of 8% per year accruing from the date signed.

MATURITY:

The Maturity Date is two years from the Effective Date of each payment (the “Maturity Date”) and is the date upon which the Principal Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable.

CONVERSION:

The Conversion Price shall be the lesser of $0.02 or 75% of the volume weighted average of the three lowest closing bid prices in the 10 trading days prior to the conversion;

Unless otherwise agreed in writing by both parties, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding;

The Maker may not make further payments on this Note prior to the Maturity Date without written approval from the Holder;

The Holder has the right, at any time after the Effective Date, at its election, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into shares of fully paid and non-assessable shares of common stock of the Maker as per this conversion formula: Number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price;

Conversions are to be delivered to the Maker and Transfer Agent by method of the Holder’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Holder. The Maker shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto.

The Maker shall deliver the shares from any conversion to the Holder (in any name directed by the Holder) within 3 (three) business days of conversion notice delivery.

If the Maker fails to deliver shares in accordance with the timeframe stated in Section f, the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Principal Sum with the rescinded conversion shares returned to the Maker (under the Holder’s and the Maker’s expectations that any returned conversion amounts will tack back to the original date of the Note). In addition, for each conversion, in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the Principal Sum of the Note (under the Holder’s and the Maker’s expectations that any penalty amounts will tack back to the original date of the Note).

RESERVATION OF SHARES: At all times during which this Note is convertible, the Maker will reserve from its authorized and unissued Common Stock to provide for the issuance of Common Stock upon the full conversion of this Note. The Maker will at all times reserve at least 7,500,000 shares of Common Stock for conversion.

DEFAULT: The following are events of default under this Note: (i) the Maker shall fail to pay any principal under the Note when due and payable (or payable by conversion) thereunder; or (ii) the Maker shall fail to pay any interest or any other amount under the Note when due and payable (or payable by conversion) thereunder; or (iii) a receiver, trustee or other similar official shall be appointed over the Maker or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Maker shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) the Maker shall make a general assignment for the benefit of creditors; or (vi) the Maker shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Maker; or (viii) the Maker shall lose its status as “DTC Eligible” or the Maker’s shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (ix) the Maker shall become delinquent in its filing requirements as a fully-reporting Maker registered with the SEC; or (x) the Maker shall fail to meet all requirements to satisfy the availability of Rule 144 to the Holder or its assigns including but not limited to timely fulfillment of its filing requirements as a fully-reporting Maker registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website.

REMEDIES: In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest liquidated damages, fees and other amounts owing, in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 150% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon. Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Maker hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 6. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

NO SHORTING: The Holder agrees that so long as this Note from the Maker to the Holder remains outstanding, the Holder will not enter into or effect “short sales” of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Maker. The Maker acknowledges and agrees that upon delivery of a conversion notice by the Holder, the Holder immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

ASSIGNABILITY: The Maker may not assign this Note. This Note will be binding upon the Maker and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder to anyone without the Maker’s approval.

GOVERNING LAW. This Note will be governed by, and construed and enforced in accordance with, the laws of the state of Nevada, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state of Nevada. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

DELIVERY OF PROCESS BY THE MAKER TO THE HOLDER: In the event of any action or proceeding by the HOLDER against the MAKER, and only by the HOLDER against the MAKER, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by the Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the MAKER at its last known attorney as set forth in its most recent SEC filing.

ATTORNEY FEES: If any attorney is employed by either party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

OPINION OF COUNSEL: In the event that an opinion of counsel is needed for any matter related to this Note, the Holder has the right to have any such opinion provided by its counsel. Holder also has the right to have one such opinion provided by Maker’s counsel at the cost of the Maker.

NOTICES: Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

MAKER:

Signature:	/s/ William J Caragol
Name:	William J Caragol
Date:	5/11/2015
Company & Position:	PositiveID Corporation/CEO

HOLDER:

Signature:	/s/ Parker Mitchell
Name:	Parker Mitchell
Date:	5/12/2015
Company & Position:	Regal Consulting/Managing Partner

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Debenture of XXXXXXX. (“XXXX”) dated 4/30/15 into shares of common stock (the "Common Stock") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay a reasonable transfer expense payable with respect thereto. No fee will be charged to the Note Holder for any conversion, except for such transfer expense, if any.

Conversion calculations: __________________________

Company Name: ________________________________

Date to Effect Conversion: ________________________

Conversion Price: _______________________________

The lower of $0.02 or 75% of the average of the three lowest closing bid prices for 10 trading days prior to conversion or:

Adjusted as per Note for delayed delivery of previous conversion (look back only)

Principal Amount of Agreement to be converted:_____________________

Interest Amount of Agreement to be converted:______________________

Principal Balance Remaining after this conversion:____________________

Number of shares of Common Stock to be issued: ____________________

Signature: _____________________

Manager